UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SIERRA BANCORP

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May 13, 2008

Subject:	ISS/Risk Metrics, a Leading Independent Proxy Advisory Firm, Recommends That You Vote For All of Our Director Nominees at the Upcoming Annual Meeting

Dear Fellow Shareholder:

We are pleased to inform you that ISS Governance Services (“ISS”), an independent proxy advisory firm, has recommended that Sierra Bancorp shareholders vote FOR ALL of our nominees at the upcoming shareholders’ Meeting on May 21, 2008. ISS is a wholly-owned subsidiary of RiskMetrics Group, Inc., and is one of the world’s leading providers of proxy voting and corporate governance solutions to the institutional marketplace. ISS’ voting analyses and recommendations are relied upon by hundreds of major institutional investment funds, mutual funds and fiduciaries throughout the country. Glass, Lewis & Co., another leading independent proxy voting advisory firm, recently made the same recommendation.

ISS has no relationship with Sierra Bancorp, and conducted an independent analysis of the issues in this proxy contest after meeting (by phone) with both sides and giving each the opportunity to present all relevant information and to respond to questions posed by ISS. ISS evaluated such information as well as all SEC filings from both sides relating to the election contest, including proxy materials, letters to shareholders, and any written information presented to ISS in the meetings.

In its conclusion, ISS noted:

•	The company has a strong track record of success, outperforming its peers and creating value for its shareholders.

•	[T]he board has a high level of independence and ... there is little evidence of board entrenchment.

•	[W]e do not believe that the dissident has demonstrated that change is needed at Sierra [Bancorp].

•	Moreover, Ms. Childress has not presented a plan for improvement at Sierra [Bancorp], and it is unclear what skills she brings to the board or how her presence would add value for shareholders.

We are gratified that these independent analysts, after considering the arguments from both sides, have agreed with our position and support our nominees.

We would also like to briefly address a few issues raised in some recent letters from Ms. Childress:

•

Many of the points raised in her letters were addressed and rejected in the ISS analysis, but we would like to clarify some information about our director retirement plans since they were not regarded favorably by ISS. About half of the aggregate compensation for our independent directors in 2007 represented director retirement plan accruals. In practice these plans have simply provided life insurance benefits to surviving beneficiaries, a common practice in the industry. No director or former director has personally received any retirement benefits. The only individuals involved in this proxy contest who have received such benefits are Ms. Childress and her sister, following their brother’s death.

•	With regard to stock options, we would like to remind you that no options were granted to our independent directors during the first twenty years of our history.

•

We have never suggested that Ms. Childress does not have a meaningful financial stake in the Company. However, with this as her only apparent qualification, we concur with ISS in being unable to see how her presence on the Board would add value for the shareholders.

Your Board and management team have demonstrated an unwavering commitment over the years to enhancing shareholder value, and we are firmly committed to continuing to do so in the future. We will also continue to look for new directors who can add expertise to the Board, and/or who have a meaningful relationship with the business communities in one or more of our market areas. As an example, our most recent director, in addition to being a partner in a well established local CPA firm, has been involved as an officer or board member of many local civic and business organizations, demonstrating her relationship with the business community and her experience governing entities that are responsible to a larger constituency. Naturally, any newly appointed directors will be subject to periodic election by the shareholders, as is our newest director, Lynda Scearcy.

Again, we thank you for your support and urge you to you vote the YELLOW card for the election of our nominees.

Sincerely,

Morris A. Tharp Chairman of the Board	James C. Holly President and Chief Executive Officer

IMPORTANT: If you want to elect our nominees, PLEASE DISPOSE OF ANY WHITE PROXY CARD that was sent to you by Trish Childress. EVEN IF YOU VOTE “WITHHOLD AUTHORITY” OR “WITHHOLD NOMINEE” ON HER CARD, IF YOU SEND IT IN, IT CAN HURT US.

If you have already sent in a white card that you received from her, even if you voted against her, you still need to send in the enclosed YELLOW proxy card, or vote for our nominees by phone or internet. This will revoke any previous proxy so that your vote for our nominees will count.

If you have sent in two cards, one to us and one to her, but you are not ABSOLUTELY SURE which one is dated first, PLEASE VOTE FOR US AGAIN. Only the last dated proxy will count.

An additional YELLOW proxy card is enclosed for your convenience. If you have any questions or need assistance returning your proxy, please contact our proxy solicitor, MacKenzie Partners, Inc., at (212) 929-5500 (call collect) or (800) 322-2885 (call toll-free). You may also contact them by e-mail at proxy@mackenziepartners.com.